Exhibit 5.1

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File No. 025681-0020

August 7, 2007

Advanced Micro Devices, Inc.

One AMD Place

P.O. Box 3453

Sunnyvale, California 94088-3453

Re:	Registration Statement on Form S-8;
8,000,000 shares of Common Stock, par value $0.01 per share

Ladies and Gentlemen:

In connection with the registration by Advanced Micro Devices, Inc., a Delaware corporation (the “Company”), under the Securities Act of 1933, as amended, on Form S-8 filed with the Securities and Exchange Commission on August     , 2007 (the “Registration Statement”), of an aggregate of 8,000,000 shares of common stock, par value $0.01 per share (the “Shares”), of the Company to be issued under the Advanced Micro Devices, Inc. 2000 Employee Stock Purchase Plan (the “Plan”), by the Company, you have requested our opinion set forth below.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws or as to any matters of municipal law or the laws of any local agencies within any State.

Subject to the foregoing, it is our opinion that as of the date hereof, the Shares to be issued under the Plan have been duly authorized by all necessary corporate action of the Company, and, upon the issuance and delivery of the Shares in the manner contemplated by the Plan and assuming the Company completes all actions and proceedings required on its part to be taken prior to the issuance and delivery of the Shares pursuant to the terms of the Plan, including, without limitation, collection of required payment for the Shares, the Shares will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act of 1933, as amended. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP